Exhibit 10.43
     This CONSENT AND AGREEMENT, dated as of September 1, 2006 (“Consent’”), is entered into by and among ABITIBI CONSOLIDATED SALES CORP., a Delaware corporation (together with its permitted successors and assigns, “Landlord”), COBANK, ACB, as lender and/or as agent for a group of lenders (in such capacity, and together with any successor agent or lender, “Lender”), and, solely in connection with Section 1.1(c) and Section 3 herein, SNOWFLAKE WHITE MOUNTAIN POWER, LLC, an Arizona limited liability company (“Tenant”).
RECITALS
     A. Landlord and Tenant have entered into the Ground Lease Agreement, dated as of September 14, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Lease”). Capitalized terms used herein but not defined herein have the meaning given in the Lease.
     B. Tenant intends to develop, construct, install, test, own, operate and use the Storage Facility, the Sawmill Facility and the Power Facility (together, the “Project”).
     C. In order to partially finance the Project and the acquisition of certain other assets related thereto, Tenant has entered into that certain Credit Agreement, dated as of September 1, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Lender and Tenant, Renegy, LLC and Renegy Trucking, LLC as co-borrowers (together with Tenant, the “Borrowers”), pursuant to which, among other things, Lender has extended commitments to make loans to, and for the benefit of, the Borrowers.
     D. Pursuant to a security agreement executed by the Borrowers and Lender (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and a Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (“Mortgage” and, together with the Security Agreement, the “Collateral Documents”), Tenant has agreed, among other things, to assign, as collateral security for its obligations under the Credit Agreement and related documents (collectively, the “Credit Documents”), all of its right, title and interest in, to and under the Lease and the Project to Lender.
AGREEMENT
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Assignment and Agreement.
     1.1 Consent to Assignment. Landlord (a) acknowledges that Lender has entered into or will enter into the Credit Agreement and has made or will make the extensions of credit contemplated thereby in reliance upon the execution and delivery by Landlord of the Lease and this Consent, (b) consents to the collateral assignment under the Collateral Documents of all of Tenant’s right, title and interest in, to and under the Lease (collectively, the “Assigned Interests”) and (c) acknowledges the right of Lender, upon written notice to Landlord, to make all demands, give all notices, take all actions and exercise all other rights of Tenant under the Lease (and Tenant agrees that Landlord may conclusively rely on such notices and exercise of rights as if given and exercised by Tenant).
     1.2 Subsequent Owner. If Lender notifies Landlord in writing that it has assigned, foreclosed or sold the Assigned Interests or any portion thereof, then (a) Lender or any Qualified Purchaser of the Assigned Interests (each, a “Subsequent Owner”), shall be substituted for Tenant under the Lease and (b) Landlord shall (i) recognize the Subsequent Owner as its counterparty under the Lease and (ii) continue to perform its obligations under the Lease in favor of the Subsequent Owner; in each case (a) and (b) provided that such Subsequent Owner has assumed in writing all of Tenant’s rights and obligations and cured any then existing payment and performance defaults under the Lease, other than performance defaults which by their nature are incapable of being cured by performance or payment of damages. Existence of any Subsequent Owner as a result of Lender’s exercise of remedies, including by deed in lieu of foreclosure, shall not be considered a “Transfer” for purposes of Section 22 of the Lease. For purposes of this Section 1.2, “Qualified Purchaser” means any entity that has substantial experience in owning or operating power generation facilities and has at least $25,000,000 net worth or is approved by Landlord, but expressly excludes a Person engaged in pulp and paper operations or is a public service corporation. Upon any assignment by Lender of the Assigned Interests to a Qualified Purchaser, Lender shall be released from any further liability under the Lease.
     1.3 No Assignment, Termination. Landlord agrees that it shall not, without the prior written consent of Lender, terminate, cancel or suspend its performance under the Lease (unless it has given Lender notice and an opportunity to cure in accordance herewith and with Section 28.3.2 of the Lease). If any transfer of Landlord’s obligations under the Lease pursuant to Section 24 of the Lease would result in an entity other than Landlord operating the Power Facility, Landlord shall provide to Lender in writing the confirmation that “the transferee has the ability and resources to fulfill the Operations Provisions” as provided in such Section 24, together with an explanation of the basis for such conclusion.
     1.4 Replacement Lease. In the event there is to be a New Lease as provided in Section 28.3.5 of the Lease (“New Lease”), the Lender or its successors and assigns shall not be required to cure performance defaults by Tenant which by their nature are incapable of being cured by performance or payment of damages.
     1.5 Limitations on Liability. Landlord acknowledges and agrees that Lender shall not have any liability or obligation under the Lease as a result of this Consent, the Collateral Documents or otherwise, nor shall Lender be obligated or required to (a) perform any of Tenant’s obligations under the Lease, except if Lender has assumed Tenant’s rights and obligations under the Lease pursuant to Section 1.2 above or has entered into a New Lease, or (b) take any action to collect or enforce any claim assigned under the Collateral Documents. If Lender has assumed Tenant’s rights and obligations under the Lease pursuant to Section 1.2 above or has entered into a New Lease, Lender’s liability to Landlord under the Lease or New Lease, and the sole recourse of Landlord in seeking enforcement of the obligations under such agreements, shall be limited to the interest of Lender in the Project.
     1.6 Delivery of Notices. Landlord shall deliver to Lender, concurrently with the delivery thereof to Tenant, a copy of each notice, copy, request or demand given by Landlord to Tenant pursuant to the Lease relating to (a) a default by Tenant under the Lease, (b) any information provided to Tenant under Section 24 of the Lease, including notice of a “Landlord Transfer” as defined therein, and (c) any matter that would require the consent of Lender pursuant to Section 1.3 of this Consent.
     1.7 Nondisturbance Agreement. Landlord shall cause any mortgagee contemplated by Section 28.1 of the Lease to agree as part of the subordination, non-disturbance and attornment agreement contemplated by such section, that the terms of this Consent shall continue in full force and effect and be binding on such mortgagee.
2. Representations and Warranties of Landlord.
     (a) Landlord hereby represents and warrants that the representations and warranties of Landlord set forth in Sections 5 of the Lease (other than Section 5.9 thereof) are true and correct as of the date hereof, provided that references to the Lease in Sections 5.1 and 5.2 of the Lease shall be deemed to include this Consent, and the reference in the last sentence of such Section 5 to “John McKee” shall be deemed to refer to John McKee and those management personnel at the Paper Mill who report directly to John McKee.
     (b) To the best of Landlord’s knowledge, neither Landlord nor Tenant is in default of any of its obligations under the Lease.
     (c) The Lease and this Consent are the only agreements between Tenant and Landlord with respect to the Project, and to Landlord’s knowledge all of the conditions precedent to effectiveness under the Lease have been satisfied or waived.

3.   Amendment of Lease. Landlord and Tenant agree that the Lease shall be amended as follows (with capitalized terms not otherwise defined herein having the meaning given in the Lease and section references referring to sections of the Lease):
     (a) Notwithstanding that Section 2.1 provides that the term thereof begins on the “Commencement Date”, Tenant and its affiliates shall be entitled to enter into and possess the Real Property and have all related rights of access and use of the Real Property from and after the date of the Lease.
     (b) The word “Tenant” as used in the Lease in the context of Tenant’s rights of possession and use, but not in respect of any obligations of Tenant, shall be deemed to include any affiliate of Tenant in connection with Sawmill and fuel operations, including, without limitation, Renegy, LLC and Renegy Trucking, LLC. In the context of any obligations of “Tenant” under the Lease relating to use of the Real Property, Tenant shall be responsible for ensuring compliance by any such affiliates with the terms of the Lease; and for purposes of Section 12.1 shall indemnify Landlord as if such affiliate were Tenant.
     (c) The word “cause” in the fourth line of Section 3.2 is hereby deleted and replaced with the word “course”. The reference in Section 18.1.1 to “Section 18.1.2” is hereby deleted and replaced with “Section 18.1”.
     (d) The number “180” in the eighth line of Section 4.2 is hereby deleted and replaced with the number “365.”
     (e) The following sentence is hereby added to the end of Section 4.8:
Should Landlord plan to terminate Paper Mill operations, Landlord shall provide Tenant (i) 180 days notice of such termination or, if impossible, as much notice as possible and (ii) an easement on such portions (if any) of the Abitibi Land as shall be necessary to support replacement infrastructure required for Tenant to provide itself the utilities described in Section 4.6.
     (f) Landlord acknowledges that it will dispose of Facility Waste on Landlord’s property so long as commercially reasonable. This provision shall not obligate Landlord to expand Landlord’s existing landfill to accommodate the disposal of Facility Waste.
     (g) The word “Seller’s” in the last line of Section 5.12 is hereby deleted and replaced with the word “Landlord’s”.
     (h) Section 12 is hereby amended to (i) amend Section 12.2 to add the words “and Section 12.5 below after the words “Section 12.1 above,” (ii) amend Section 12.4 to add the words “and Section 12.5 below” after words “Section 12.3 above,” (iii) renumber Section 12.5 as 12.6; and (iv) include the following as new Section 12.5:
     12.5 Environmental Indemnification. Landlord shall be liable for, and shall indemnify, defend and hold harmless Tenant Parties from and against any and all Environmental Damages to the extent arising directly or indirectly out of any past, present or future violation by Landlord of any Environmental Law in or about the Real Property or the Abitibi Land. Tenant shall be liable for, and shall indemnify, defend and hold harmless Landlord Indemnified Parties from and against any and all Environmental Damages to the extent arising directly or indirectly out of violation by Tenant of any Environmental Law in or about the Real Property or the Abitibi Land. The provisions of this Section 12 survive the expiration or termination of this Lease.
     (i) Section 27 is hereby amended by inserting “(a)” after the word “that” in the first line thereof and adding the following at the end thereof:
and (b) it hereby grants to Tenant easements on, over, across or under the portion of Landlord’s property described on Exhibit B (the “Abitibi Land”) (other than the Real Property) to the extent such are reasonably necessary for the construction, installation, testing, ownership, operation and use of the Power Facility and other Improvements on the Real Property, including, without limitation, easements or rights of way necessary for Tenant to interconnect to Landlord’s natural gas supply facilities and the Substation or to other supply facilities and the Substation or to other sources of natural gas or electrical substations as well as access easements for ingress and egress to the Power Facility, the Storage Facility and the Sawmill Facility and, for a period ending July 31, 2008, to lay down and store for later use equipment, materials and vehicles for construction of the Power Facility. Nothing in this Section 27 shall obligate Landlord to grant Tenant access to or the right to use any of Landlord’s equipment, systems, buildings or improvements.
     j) The word “[Comerica]” in Section 28.3.1 is hereby replaced with “CoBank, ACB, as agent”.
     (k) The first two sentences of Section 28.3.2 are hereby replaced with the following:
Landlord hereby agrees that, should Tenant default in the performance of any of its obligations hereunder, it will not terminate or suspend its performance under the Lease or assert against any of the Equipment or Improvements, any statutory, contractual, possessory, or other liens, including, without limitation, rights to levy or distraint for rent, it may have or assert under this Lease until Landlord has first given Lender (a) written notice of the default under the Lease or other event creating such lien and (b) at least 30 days (or if such default is a nonmonetary default, such longer period as may be required so long as Lender has commenced and is diligently pursuing appropriate action to cure such default, but in no event in excess of 120 days from receipt of such notice to either cure or cause Tenant to cure such default.
     (1) Section 28.3.3 shall be amended to include the following:
CoBank, ACB
5500 South Quebec Street
Greenwood Village, CO 80111
Attn: Dave Willis
     (m) The last two sentences of Section 28.2, and Sections 28.3.4 and 28.3.6 are hereby deleted in their entirety. (A portion of the subject matter is addressed in Section 4 of this Consent.)
     (n) Section 35 is hereby amended to include the following definition:
     “Environmental Damages” shall mean any and all claims, causes of action, suits, judgments, damages, losses, penalties, fines, interest, fees, liabilities, taxes, levies, assessments, amounts due by way of contribution or indemnity, obligations, civil and criminal violations of applicable law, encumbrances, liens, costs and expenses (including costs and expenses of investigation, containment, removal, disposal, or other remediation and costs and expenses incurred in connection with any curative action taken by the indemnitee in response to a violation of Environmental Law for which it is entitled to indemnity under Section 12 or in connection with the Indemnified Party’s defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment), of whatever kind or nature, including reasonable attorneys’ fees and disbursements and consultants’ fees.
     (o) Section 3.2 of Addendum 1 is hereby amended to add the following sentence at the end of the existing language: “Landlord shall include in such reports such information as would customarily be included in operating reports in accordance with Prudent Operating and Maintenance Practices or as reasonably requested by Tenant.”
     (p) The following sentence is hereby added to the end of Section 4.7 of Addendum 1:
Facility Operator shall identify critical operating and maintenance supplies, spare parts, safety apparatus, tools, equipment and other items owned by Tenant which are normally required or advisable for the operation and maintenance of the Power Facility in accordance with Prudent

Operating and Maintenance Practices and shall not use such items in other of Facility Operator’s facilities.
     (q) The definition of “Prudent Operating and Maintenance Practices” in Addendum 1 to the Lease is hereby amended to read in full as follows:
          “Prudent Operating and Maintenance Practices” shall mean the policies or practices implemented by Facility Operator in the operation and maintenance of the Paper Mill and its own coal-fired power facility, which in the aggregate shall be consistent with industry standards for the paper industry and the independent power industry, respectively.
4. Landlord Substitution for Tenant. As contemplated by Section 28.2 of the Lease, Landlord would like the option to ensure the continued operation of the Power Facility in the event of Tenant’s default under the Credit Agreement. Lender acknowledges that Landlord may be a purchaser at a statutory foreclosure. Further, so long as consistent with Lender’s legal obligations and prudent banking practices in light of the circumstances at the time, and so long as Lender will be paid all amounts owed to it under the Credit Agreement and related documents, including costs of enforcement and other post-default costs, Lender will exercise commercially reasonable attempts to (a) afford Landlord a preferential position toward becoming the owner of the Power Facility in any pre-foreclosure workout, and (b) provide Landlord with the benefits of Tenant’s financing with Lender.
5. Miscellaneous.
     5.1 Notices. Any communications between the parties hereto or notices provided herein to be given may be given to the addresses and in accordance with the methods set forth in Section 31 of the Lease (as amended hereby).
     5.2 Memorandum of Lease. Promptly following the date hereof, a Memorandum of Lease (as provided for in Section 33.9 of the Lease) will be filed and recorded with the relevant county recorder.
     5.3 Governing Law. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF ARIZONA (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).
     5.4 Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
     5.5 Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.
     5.6 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     5.7 Amendment Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by Landlord and Lender and, in the case of Section 1.3(c) and Section 3, Tenant.
     5.8 Successors and Assigns. This Consent shall bind and benefit Landlord and Lender and, in the case of Section 3, Tenant, and their respective successors and assigns.

     5.9 Entire Agreement. This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings between the parties hereto in respect of the subject matter hereof.
     IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Consent and Agreement to be duly executed and delivered as of the date first above written.

COBANK, ACB
By:	/s/ David B. Willis
	Name:	David B. Willis
	Title:	Managing Director, Project and Structured Finance Communications and Energy Banking Group

ABITIBI CONSOLIDATED SALES CORP.
By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	SECRETARY

Section 1(c) and Section 3 Accepted and Agreed to:
SNOWFLAKE WHITE MOUNTAIN POWER, LLC

By:	/S/ Robert M. Worsley
Name: Robert M. Worsley
Title: Sole Manager, CEO